Exhibit 10.21

FOURTH AMENDMENT TO LEASE

           This Fourth Amendment to Lease (the “Amendment”) is entered into as of this 15th day of June, 2009 to be effective as of July 1, 2009 (the “Effective Date”), by and between CONEXANT SYSTEMS, INC., a Delaware corporation (“Landlord”), and NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor (“Tenant”), with respect to the following:

RECITALS

           A.           Landlord is the landlord and Tenant is the tenant pursuant to that certain written Lease dated March 12, 2002 by and between Landlord and SpecialtySemi, Inc. (“Original Tenant”), as amended by a First Amendment to Lease dated May 1, 2004, that certain Second Amendment to Lease dated December 31, 2005 and that certain Third Amendment to Lease dated September 26, 2006 (collectively the “Lease”).  Tenant has succeeded to the interest of Original Tenant under the Lease.  The Lease covers certain premises consisting of approximately 68,277 rentable square feet as depicted on Exhibit “B” to the Lease (the “Leased Premises”) located in a building known as Building 501 and commonly referred to as “Half Dome” (the “Building”) with a street address of 4311 Jamboree Road, Newport Beach, California.

           B.           Tenant desires to lease that portion of the data center located in the Building (the “Data Center Space”) designated on Exhibit A hereto as “Jazz Data Center” consisting of approximately 748 rentable square feet, and Landlord is willing to consent thereto but only on the terms and conditions set forth herein.

AGREEMENT

              NOW, THEREFORE, IN CONSIDERATION OF the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.            Capitalized Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

2.            Data Center Space.

              (a)           Effective as of 12:01 a.m. on the Effective Date, the term "Leased Premises" as used in the Lease shall include the Data Center Space.  From and after the Effective Date, Tenant shall comply, with respect to the Data Center Space, with all of its obligations under the Lease as amended hereby with respect to the Leased Premises, except that Expense Rent for the Data Center Space shall be payable in accordance with subparagraph (b) below.

              (b)           Tenant shall pay to Landlord, monthly in advance commencing on August 1, 2009, as Expense Rent for the Data Center Space, the amount of $15,167 per month, which amount is calculated as set forth in Exhibit B hereto.

              (c)           The Term of the Lease with respect to the Data Center Space shall be co-terminous with the Lease Term; provided, however, upon written notice from Tenant given to Landlord, if at all, at least ninety (90) days prior to Tenant’s desired termination date or from Landlord to Tenant given, if at all, at least twelve (12) months prior to Landlord’s desired termination date (in whichever case, a “Termination Notice”), either party may terminate the Lease Term with respect to (only) the Data Center Space as of the date specified in the Termination Notice (which date, if Tenant delivers the Termination Notice, must be at least ninety (90) days after such Termination Notice is given and, if Landlord delivers the Termination Notice, must be at least twelve (12) months after the Termination Notice is given, in order for such Termination Notice to be effective).  If a Termination Notice is timely and properly given pursuant to the immediately preceding sentence (it being acknowledged and agreed that Tenant may deliver a Termination Notice after Landlord delivers a Termination Notice, in which case Tenant’s Termination Notice shall control if the date specified for termination therein is earlier than the date specified in Landlord’s Termination Notice), then the Lease Term with respect to (only) the Data Center Space shall terminate at 11:59 p.m. on the day specified in the Termination Notice.  Upon any early termination of the Lease Term with respect to the Data Center Space pursuant to this subparagraph, the same shall be surrendered on the early termination date in the same condition in which Tenant is required to surrender the Leased Premises pursuant to Section 2.5 of the Lease, except that Tenant shall not be required to repair or replace any stained or damaged ceiling tiles, wall coverings and floor coverings, unless such stain or damage to ceiling tiles, wall coverings or floor coverings were the result solely of Tenant’s activities in the Data Center Space or were caused by the removal of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and/or other personal property.

3.           Demising of Data Center Space.  Landlord shall be responsible for demising the Data Center Space, including without limitation with respect to installing a controlled access system (“Landlord’s Work”).  Landlord shall deliver to Tenant for approval an estimate of the costs of performing Landlord’s Work, which Tenant shall approve or disapprove within three (3) business days after receipt thereof, with Tenant’s failure to approve or disapprove the same within such three (3) business day period being deemed Tenant’s approval thereof.  If Tenant timely disapproves the estimated costs of performing Landlord’s Work, Landlord shall have no obligation to commence Landlord’s Wok until Tenant’s approval is received or deemed received in accordance with the immediately preceding sentence.  The costs incurred by Landlord for Landlord’s Work approved or deemed approved by Tenant as aforesaid shall be payable by Tenant to Landlord as additional rent under the Lease within thirty (30) days after Landlord’s demand therefore.  Notwithstanding anything to the contrary reflected on Exhibit A hereto, Tenant shall be responsible for providing all racks, cabinets and other equipment for its use of the Data Center Space.  Any other work Tenant desires to perform in the Data Center Space shall be Tenant’s responsibility, both as to performance and cost.  Tenant acknowledges and agrees that Landlord’s Work will be performed prior to the delivery of possession of the Data Center Space to Tenant.

4.           Brokers.  Tenant represents that it has not dealt with any broker, agent or finder in connection with this Amendment, and that no such other broker, agent or finder has any claim under, by or through Tenant for a commission or fee in connection with this Amendment.

5.           Lease in Effect.  Landlord and Tenant acknowledge and agree that the Lease, except as amended by this Amendment, remains unmodified and in full force and effect in accordance with its terms.

6.           Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by an instrument in writing executed by both Landlord and Tenant.

7.           Conflict of Terms.  In the event that there is any conflict or inconsistency between the terms and conditions of the Lease and those of this Amendment, the terms and conditions of this Amendment shall control and govern the rights and obligations of the parties.

IN WITNESS WHEREOF, the undersigned have entered into this Amendment to be effective as of the date first above written.

LANDLORD: CONEXANT SYSTEMS, INC., a Delaware corporation By: /s/ J.L. CISNEROS Title: Manager Facilities &Corporate Real Estate	TENANT: NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor By: /s/ NABIL AL ALI Title: VP Operations